Exhibit 3.5
ARTICLES OF INCORPORATION
OF
FIRST ACQUISITION COMPANY
     Pursuant to the provisions of Nevada Revised Statute Chapter 78 of the General Corporation Law of Nevada, the undersigned incorporator submits the following articles of incorporation:
     FIRST: The name of the corporation is First Acquisition Company (the “Corporation”).
     SECOND: The address of the initial resident agent of the Corporation is 6100 Neil Road, Suite 500, Reno, Nevada 89511. The name of the initial resident agent of the Corporation is The Corporation Trust Company of Nevada.
     THIRD: The aggregate number of shares which the Corporation shall have authority to issue is one hundred (100), no par value per share.
     FOURTH: The name and address of the undersigned incorporator is Brian R. Browder, Esq., 511 Union Street, Suite 2100, Nashville, Tennessee 37219.
     FIFTH: The First Board of Directors of the Corporation shall consist of two members whose name and address is as follows:

Name	Address

Gregory S. Daily	5353 Hillsboro Road
Nashville, Tennessee 37215

Carl Grimstad	9200 Sunset Blvd., Sixth Floor
Los Angeles, CA 90069
     SIXTH: The provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive, shall not apply to the Corporation.
     SEVENTH: The Corporation expressly elects not be governed by the provisions of Nevada Revised Statutes 78.411 to 78.444, inclusive.
     EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (iii) under Nevada Revised Statutes Section 78.300 of the General Corporation Law of Nevada. If Nevada Revised Statutes Chapter 78 of the General Corporation Law of Nevada is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Nevada Revised Statutes Chapter 78 of the General Corporation Law of Nevada , as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 2nd___day of March, 2001.

/s/ Brian R. Browder
Brian R. Browder, Esq.,
Incorporator

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
FIRST ACQUISITION COMPANY
     In accordance with the provisions of Section 78.385 and 78.390 of the Nevada Revised Statutes (the “Act”), First Acquisition Company (the “Corporation”), organized and existing under and by virtue of the provisions of the Act and all amendments thereto, does hereby submit this Amendment to its Articles of Incorporation:
1.	The name of the Corporation is First Acquisition Company.

2.	The text of each amendment adopted is a follows:

RESOLVED, that Article 2 of the Articles of Incorporation of the Corporation be amended to change the name of the Corporation to “1st National Processing, Inc.”

3.	The amendment was duly adopted by the Board of Directors and the sole stockholder of the Corporation on _August 9,___, 2001.

4.	Except as otherwise set forth in paragraph 2 above, all other provisions of the Corporation’s Articles of Incorporation shall remain in full force and effect.

5.	This Amendment shall be effective on _August 9,___, 2001.

FIRST ACQUISITION COMPANY

Dated: August 9, , 2001	By:	/s/ Gregory S. Daily

	Title:	Chief Executive Officer